Exhibit 99.1

Statement Regarding Forward-Looking Information

As used in this exhibit, “Cardinal Health,” the “Company,” “we,” “our,” “us” and similar pronouns refer to Cardinal Health, Inc. and its subsidiaries, unless the context requires otherwise. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 (the “2011 Form 10-K”), our Annual Report to Shareholders, any Quarterly Report on Form 10-Q or any of our Current Reports on Form 8-K (along with any exhibits to such reports as well as any amendments to such reports), our press releases, or any other written or oral statements made by or on behalf of us, may include directly or by incorporation by reference forward-looking statements which reflect our current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in or by such statements. These risks and uncertainties include, but are not limited to:

•	competitive pressures in the markets in which we operate, including pricing pressures;

•	increasing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for our products and services;

•	uncertainties due to government healthcare reform, including the impact of the healthcare reform legislation;

•	legislative changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

•	the loss of, material reduction in purchases by, or default by one or more key customers;

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actions of regulatory bodies and other governmental authorities, including the U.S. Drug Enforcement Administration (“DEA”), the U.S. Food and Drug Administration, the U.S. Nuclear Regulatory Commission, the U.S. Department of Health and Human Services, U.S. Federal Trade Commission, various state boards of pharmacy, state health departments, state insurance departments or comparable agencies or foreign equivalents that could delay, limit or suspend product development, manufacturing, distribution, importation or sales or result in warning letters, recalls, seizures, injunctions and monetary sanctions;

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uncertainties related to the DEA’s efforts to immediately suspend and revoke our Lakeland, Florida distribution center’s license to distribute controlled substances and our efforts to contest the DEA’s efforts;

•	the loss of, or default by, one or more key suppliers for which alternative suppliers may not be readily available;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers’ pricing, selling, inventory, distribution or supply policies or practices, including policies concerning price appreciation;

•	changes in hospital buying groups or hospital buying practices;

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changes in the frequency or magnitude of branded pharmaceutical price appreciation or generic pharmaceutical price deflation, restrictions in the amount of inventory available to us, or changes in the timing of generic launches or the introduction of branded pharmaceuticals;

•	uncertainties relating to market conditions for pharmaceuticals;

•	uncertainties relating to demand for our products and services;

•	changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct and limited distribution;

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the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities related to the operations or activities of such businesses prior to their acquisition;

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uncertainties relating to our ability to achieve the expected benefits from the acquisition of Healthcare Solutions Holding, LLC (P4 Healthcare) and to grow our specialty pharmaceutical services and distribution business;

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uncertainties relating to our ability to achieve the expected benefits from the acquisition of Cardinal Health China (formerly known as Yong Yu), including the expected accretion in earnings and growth of the pharmaceutical market in China;

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uncertainties relating to our ability to consummate the acquisition of Futuremed Healthcare Products Corporation (“Futuremed”) or achieve the expected benefits from the acquisition of Futuremed, including our ability to achieve expected synergies;

•	risks arising from possible violations of the Foreign Corrupt Practices Act;

•	risks arising from possible violations of healthcare fraud and abuse laws;

•	our ability to introduce and market new products and our ability to keep pace with advances in technology;

•	possible business interruptions, delays and other uncertainties relating to our Medical segment’s medical business transformation project;

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changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	the continued financial viability and success of our customers, suppliers and franchisees;

•	costs or claims resulting from potential errors or defects in our manufacturing, compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, costs, effects or timing of any commercial disputes, patent infringement claims, or other legal proceedings;

•	the costs, effects, timing or success of restructuring programs or plans;

•	increased costs for commodities used in the Medical segment including various components, compounds, raw materials or energy such as oil-based resins, cotton, latex, diesel fuel and other commodities;

•	shortages in commodities, components, compounds, raw materials or energy used by our businesses, including supply disruptions of radioisotopes;

•	the risks of counterfeit products in the supply chain;

•	risks associated with global operations, including the effect of local economic environments, inflation, recession, currency volatility and global competition, in addition to risks associated with compliance with U.S and international laws relating to global operations;

•	difficulties or delays in the development, production, manufacturing, sourcing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	disruption or damage to or failure of our information or controls systems or a data security breach;

•	disruptions to the proper functioning of our critical facilities, including our national logistics center;

•	uncertainties relating to general political, business, industry, regulatory and market conditions;

•	risks associated with the spin-off of CareFusion Corporation, including risks of non-performance under spin-off agreements and risks relating to adverse tax consequences to us and our shareholders; and

•	other factors described in “Item 1A: Risk Factors” of the 2011 Form 10-K.

The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statement was made, and also include statements reflecting future results or guidance, statements of outlook and expense accruals. We undertake no obligation to update or revise any forward-looking statements, except to the extent required by applicable law.